Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement 333-233448 on Form S-3 of our reports dated February 27, 2019, relating to the consolidated financial statements of Intellia Therapeutics, Inc. and the effectiveness of Intellia Therapeutics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2018, and to the references to us under the headings “Experts” in the Base Prospectus and the Sales Agreement Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 30, 2019